Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact:	Jeffrey P. Oldenkamp
February 5, 2020		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2020 RESULTS

Minneapolis, MN, February 5, 2020 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended December 29, 2019, its third quarter of fiscal 2020. Highlights include:

•Third quarter diluted earnings per share (EPS) of $0.43, an increase of $0.04, or 10%, over the third quarter of fiscal 2019.
•Seventh consecutive quarter of year-over-year growth in operating income, all of which was organic.
•EPS of $2.22 through the first nine months of fiscal 2020, an increase of $0.29, or 15%, over the first nine months of the prior fiscal year.
•Record year-to-date operating cash flow of $45.0 million, an improvement of $14.0 million over the prior fiscal year.
•Total debt of $68 million, ending the third quarter with a leverage ratio of under 1.1x.

“We are very pleased with the continued organic improvement in EPS and operating cash flow, as well as the reduction of debt through the third quarter,” said Patrick Hawkins, Chief Executive Officer and President. “We paid down $17 million of debt so far this fiscal year, with net debt $23 million lower than a year ago. Gross profit improved in our Industrial and Water Treatment segments as we continue to benefit from increased sales of certain of our specialty products and favorable cost positions. We also continue making investments to grow these areas of our business, including the purchase of a new facility to expand our Water Treatment reach further east.”

Mr. Hawkins continued, “As we said last quarter, we expected Health and Nutrition sales to be down in the second half of fiscal 2020, but not as much as in the first half of this fiscal year. Third quarter sales were down $3.9 million compared to a year ago, compared to a total decline of $13.3 million through the first two quarters. We continued to make progress, with improved margins and cost reductions resulting in operating income increasing 13% sequentially over the results from the second quarter.”

For the third quarter of fiscal 2020, sales decreased 6% to $120.4 million from prior year sales of $128.2 million. Industrial segment sales were $63.0 million, a decrease of $6.0 million, or 9%, from the same period of the prior year. Sales dollars decreased from the prior year due to lower overall sales volumes, particularly of lower-priced bulk commodities driven by a weak ethanol industry, as well as lower pricing due to lower costs of one of our major commodities. Water Treatment segment sales in the third quarter increased $2.2 million, or 7%, to $34.9 million over the same period of the prior year. The increase in sales dollars was driven by increased volumes sold of certain manufactured, blended and re-packaged products that carry higher per-unit selling prices, offset somewhat by lower pricing due to lower costs of one our major commodities. Health and Nutrition segment sales were $22.5 million, a decrease of $3.9 million, or 15%, from the same period of the prior year. The decrease in sales was driven by decreased sales of our distributed specialty products.

Company-wide gross profit for the third quarter of fiscal 2020 was $21.5 million, or 18% of sales, an increase of $0.5 million from $21.0 million, or 16% of sales, for the same period of the prior year. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.3 million. In the same period of the prior year, the LIFO reserve decreased, and gross profit increased, by $0.5 million. Industrial segment gross profit increased $0.1 million to $8.4 million, or 13% of sales, for the three months ended December 29, 2019, as compared to $8.3 million, or 12% of sales, for the same period of the prior year. Industrial segment gross profit increased from a year ago despite lower sales dollars due to a favorable product mix shift with increased sales of certain of our higher margin manufactured, blended and re-packaged products. Water Treatment segment gross profit increased $0.8 million to $8.4 million, or 24% of sales, for the current quarter, as compared to $7.6 million, or 23% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment increased as a result of higher sales of our manufactured, blended and repackaged products compared to a year ago, offset somewhat by higher variable operating costs. Health and Nutrition segment gross profit decreased $0.4 million to $4.7 million, or 21% of sales, for the current quarter, as compared to $5.1 million, or 19% of sales, for the same period of the prior year. Health and Nutrition segment gross profit decreased as a result of lower sales, while gross profit as a percentage of sales was up slightly year over year.

Company-wide selling, general and administrative expenses increased $0.4 million to $14.7 million, or 12% of sales, for the third quarter of fiscal 2020, compared to $14.3 million, or 11% of sales, for the same period of the prior year. The increase was primarily due to a year-over-year unfavorable change in recorded compensation expense of $0.4 million due to higher compensation expense relating to the non-qualified deferred compensation plan liability. This expense was offset by the amount recorded in other income (expense) which represented gains or losses on investments held for our non-qualified deferred compensation plan.

Our effective income tax rate was 28.1% for the third quarter of fiscal 2020. Our effective tax rate for the same prior year period was 26.2%. The effective tax rate increased from the prior year due to an increase to the section 162(m) deduction limitation and unfavorable tax provision adjustments recorded in the third quarter of fiscal 2020, whereas tax provision adjustments recorded in the third quarter of fiscal 2019 were favorable. Our year-to-date effective tax rate was 26.6%, down slightly from a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the third quarter of fiscal 2020 was $13.0 million, an increase of $0.5 million, or 4%, from EBITDA of $12.5 million for the same period in the prior year. The increase was due primarily to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 42 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, changes in demand and customer requirements or processes for our products, interruptions in production including those resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

####

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

EBITDA	Three Months Ended		Nine months ended
(In thousands)	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net Income (GAAP)	$4,547	$4,130	$23,604	$20,662
Interest expense, net	584	807	2,013	2,552
Income tax expense	1,776	1,468	8,571	7,576
Amortization of intangibles	1,268	1,375	3,805	4,185
Depreciation expense	4,174	4,018	12,376	12,213
Non-cash compensation expense	685	590	1,830	1,574
Other non-cash charges	—	92	—	92
EBITDA	$13,034	$12,480	$52,199	$48,854

HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2020 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Sales	$120,406	$128,151	$407,785	$423,275
Cost of sales	(98,928)	(107,118)	(329,516)	(348,013)
Gross profit	21,478	21,033	78,269	75,262
Selling, general and administrative expenses	(14,702)	(14,312)	(44,355)	(44,232)
Operating income	6,776	6,721	33,914	31,030
Interest expense, net	(584)	(807)	(2,013)	(2,552)
Other income (expense)	131	(316)	274	(240)
Income before income taxes	6,323	5,598	32,175	28,238
Income tax expense	(1,776)	(1,468)	(8,571)	(7,576)
Net income	$4,547	$4,130	$23,604	$20,662

Weighted average number of shares outstanding - basic	10,546,453	10,667,001	10,575,432	10,663,807
Weighted average number of shares outstanding - diluted	10,605,895	10,712,027	10,656,115	10,727,377

Basic earnings per share	$0.43	$0.39	$2.23	$1.94
Diluted earnings per share	$0.43	$0.39	$2.22	$1.93

Cash dividends declared per common share	$0.23	$0.225	$0.69	$0.45